PRECISION STANDARD, INC.
                       NONQUALIFIED STOCK OPTION PLAN
                               March 29, 1996
                          As Amended April 1, 1997



      Section 1. PURPOSE. The purpose of the PRECISION STANDARD, INC. (the "Company") Nonqualified Stock Option Plan (the "Plan") is to provide incentives for selected persons to promote the financial success and progress of the Company by granting such persons awards ("Awards") of incentives in the form of options to purchase shares of the Company's Common Stock ("Options"), stock appreciation rights ("SARs"), and Common Stock of the Company ("Stock Grants"). An Award may consist of one or a combination of such incentives and may be made at any time or from time to time.

      Section 2.  GENERAL PROVISIONS.

                  A. ADMINISTRATION. The Plan shall be administered by the Compensation Committee, which shall be comprised of two or more independent outside directors appointed by the Board of Directors (the "Committee"). Notwithstanding the foregoing, if it would be consistent with all applicable laws, including, without limitation, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), and the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (including, without limitation, the regulations relating to Section 162(m) of the Code), then the Plan may be administered by the Board of Directors, and if so administered all subsequent references to the Committee shall refer to the Board of Directors. Any action of the Committee shall be taken by majority vote or the unanimous written consent of the Committee members.

                  B. AUTHORITY OF THE COMMITTEE. Subject to other provisions of the Plan, and with a view towards furtherance of its purpose, the Committee shall have sole authority and absolute discretion:

                      1.  to construe and interpret the Plan;

                      2.  to define the terms used herein;

                      3. to prescribe, amend and rescind rules and regulations relating to the Plan;

                      4. to determine the persons to whom Awards are granted;

                      5. to determine the time or times at which Awards shall be granted;

                      6. to determine the number of shares subject to each Award;

                      7.  to determine all of the other terms and
conditions of the Options, SARs, and Stock Grants awarded hereunder; and

                      8. to make all other determinations necessary or advisable for the administration of the Plan and to do everything necessary or appropriate to administer the Plan.

All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

                  C. MAXIMUM NUMBER OF SHARES SUBJECT TO THE PLAN. The maximum aggregate number of shares of Common Stock subject to the Plan shall be 1,500,000, subject to adjustment as provided in Section 2.G of the Plan. The Common Stock subject to the Plan may be divided among the various types of Awards as the Committee determines in its sole discretion from time to time. For purposes of calculating the maximum number of shares of Common Stock which may be issued under the Plan, (a) all shares underlying an Option (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of the Option; (b) in the case of net exercise of an Option, only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option; (c) all shares underlying an SAR (including the shares, if any, withheld for tax withholding requirements) shall be counted upon exercise of an SAR; and (d) all shares issued pursuant to a Stock Grant (including the shares, if any, withheld for tax withholding requirements) shall be counted when the shares are no longer subject to any conditions, such as a vesting schedule, and certificates representing such shares have been issued and delivered. If any Options or SARs granted under the Plan expire or terminate for any reason before they have been exercised, the shares subject to such Options or SARs shall again be available under the Plan.

                  D. ELIGIBILITY AND PARTICIPATION. Subject to the terms of the Plan, Awards may be granted to such employees, officers, directors, consultants and independent contractors of the Company or any Parent, Subsidiary or Affiliate of the Company, as defined below, as the Committee may select from time to time in its sole discretion. Employees of the Company are eligible to receive Awards for no more than an aggregate of 750,000 shares of the Company's Common Stock per employee under the Plan. The Committee, in its sole discretion, shall determine the number of shares of the Company's Common Stock covered by any Award made to executive officers or other employees under the Plan. Grants to non-employee directors of the Company may only be made pursuant to formula grants in the manner and amounts set forth in Section 7 hereof, provided that, if, and to the extent that, the Committee or the Board of Directors could exercise authority to determine the amount, price and timing of grants hereunder to its members, consistent with all applicable laws, including, without limitation Rule 16b-3, grants to non-employee directors may be made by the Committee or the Board of Directors as permitted by law. A person may be granted more than one Award under the Plan. As used in the Plan, the following terms shall have the following meanings:

                      1. "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Award, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                      2. "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                      3. "AFFILIATE" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

                      4. "COMMON STOCK" means shares of the Company's $.0001 par value common stock, or such other shares as are substituted pursuant to Section 2.G hereof.

                  E. EFFECTIVE DATE OF PLAN. The Plan was adopted by the Company in September 1989 and was amended April 17, 1992 and May 17, 1994. On March 18, 1996, the Committee adopted the most recent amendments to the Plan, which shall be submitted to the shareholders of the Company for their approval and adoption at a meeting to be held on May 29, 1996, or at any adjournment thereof. The shareholders shall be deemed to have approved and adopted these most recent amendments to the Plan only if they are approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the State of Colorado.

                  F. TERMINATION AND AMENDMENT OF PLAN. The Plan shall terminate on July 10, 1999. No Options, SARs, or Stock Grants shall be granted under the Plan after that date. Subject to the limitation contained in Section 2.H of the Plan, the Board or the Committee may at any time amend or revise the terms of the Plan, including the form and substance of the Options, SARs, and Stock Grants granted hereunder, provided that no such amendment or revision shall (i) increase the maximum aggregate number of shares that may be issued pursuant to Awards granted under the Plan, except as permitted under Section 2.G of the Plan; or (ii) effect any change to the Plan which is required to be approved by shareholders by law, including without limitation the regulations promulgated under Section 162(m) of the Code.

                  G. ADJUSTMENTS. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Options, SARs, and Stock Grants may be granted under the Plan. A corresponding adjustment shall be made to the number or kind of shares allocated to unexercised Options and SARs, or portions thereof, and to unvested Options, SARs, and Stock Grants granted prior to any such change. Any such adjustment in outstanding Options or SARs shall be made without change in the aggregate purchase price applicable to the unexercised portion of such Options or SARs, but with a corresponding adjustment in the price for each share covered by the Options or SARs.

                  H. PRIOR OPTIONS AND OBLIGATIONS. No amendment, suspension or termination of the Plan shall, without the consent of the person who has received an Award, alter or impair any of that person's Options or obligations under any Award granted under the Plan prior to that amendment, suspension or termination.

                  I. PRIVILEGES OF STOCK OWNERSHIP. Notwithstanding the exercise of any Option or SAR, or the receipt of any Stock Grant, granted pursuant to the terms of the Plan, no person shall have any of the rights or privileges of a shareholder of the Company with respect to any shares of stock until certificates representing such shares have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any Option or SAR, or pursuant to a Stock Grant, until there has been compliance with all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities.

                  J. RESERVATION OF SHARES OF COMMON STOCK. During the term of the Plan, the Company will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. In addition, the Company will from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority in order to issue shares of common stock hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance of any Award or shares of its stock hereunder shall relieve the Company of any and all liability with respect to the nonissuance of the Award or the shares of Common Stock as to which the requisite authority shall not have been obtained.

                  K. TAX WITHHOLDING. The exercise of any Option or SAR, and the receipt of any Stock Grant, is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding obligations under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or delivery or purchase of shares pursuant thereto, then in such event, the exercise of an Option or SAR, or the receipt of a Stock Grant, shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company.

                  L. FAIR MARKET VALUE. The "fair market value" of the Common Stock means (a) if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the mean of the highest and lowest quoted selling prices on the valuation date, or (b) if there were no such sales on the valuation date, then in accordance with Treasury Regulation Section 20.2031-2 or successor regulations. With respect to the grant of Options or SARs, unless otherwise specified by the Committee at the time of grant, or in the Plan (as in the case of automatic grants to non-employee directors pursuant to Section 7 hereof), the valuation date for purposes of determining fair market value shall be the date of grant. The Committee may, however, specify in any grant of an Option or SAR that, instead of the date of grant, the valuation date shall be a valuation period of up to ninety (90) days preceding the date of grant, and fair market value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period, provided, however, that if the Committee fails to specify a valuation period and there were no sales on the date of grant then fair market value shall be determined as if the Committee had specified a thirty (30) day valuation period for such determination, unless there is no established market for the Company's Common Stock in which case determination of fair market value shall be in accordance with clause (b) above.

      Section 3.  OPTIONS.

                  A. OPTION PRICE. The option price for shares acquired pursuant to the exercise of any Option, in whole or in part, shall be determined by the Committee at the time of the grant of the Option. Such option price may be less than the fair market value of the Company's Common Stock on the date of grant, but in no event shall the option price be less than fifty percent (50%) of the fair market value of the Common Stock on the date of grant. The foregoing notwithstanding, the option price of Options granted to officers or directors shall be 100% of the fair market value of the Company's Common Stock on the date of grant.

                  B. EXERCISE OF OPTIONS. Each Option shall be exercisable in one or more installments during its term, and the right to exercise may be cumulative, as determined by the Committee. No Option may be exercised for a fraction of a share of Common Stock. The option price shall be paid at the time of exercise of the Option in cash or shares of the Company's Common Stock, or in a combination thereof. If permitted by the Committee, payment may also be made by delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds attributable to the purchased shares needed to pay the exercise price. If any portion of the purchase price at the time of exercise is paid in shares of Common Stock, those shares shall be tendered at their fair market value on the date of exercise. The Committee may also permit a participant to effect a net exercise of an Option without tendering any shares of the Company's Common Stock as payment for the Option. In such an event, the participant will be deemed to have paid for the exercise of the Option with shares of the Company's stock and shall receive from the Company a number of shares equal to the difference between the shares that would have been tendered and the number of Options exercised. The Committee may in its discretion and subject to ratification by the entire Board of Directors, loan one or more participants all or a porion of the exercise price, together with the amount of any tax liability incurred by the participant as a result of the exercise of the Option, for up to three (3) years with interest payable at the prime rate quoted in the Wall Street Journal on the date of exercise. Non-employee directors may receive such loans for the exercise of their Options without Committee approval or Board ratification.

                  C. ACCELERATION OF OPTIONS. Notwithstanding the first sentence of Section 3.B of the Plan, if the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger or other reorganization, liquidation, or otherwise, any Option granted pursuant to the Plan shall become immediately exercisable with respect to the full number of shares subject to that Option during the period commencing as of the date of the agreement to dispose of all or substantially all of the assets or stock of the Company and ending when the disposition of assets or stock contemplated by that agreement is consummated or the Option is otherwise terminated in accordance with its provisions or the provisions of the Plan, whichever occurs first; provided that no Option shall be immediately exercisable under this Section on account of any agreement of merger or other reorganization where the shareholders of the Company immediately before the consummation of the transaction will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity (whether the Company or some other entity) immediately after the consummation of the transaction. In the event the transaction contemplated by the agreement referred to in this Section is not consummated, but rather is terminated, canceled or expires, the Options granted pursuant to the Plan shall thereafter be treated as if that agreement had never been entered into.

                  D. WRITTEN NOTICE REQUIRED. Any Option granted pursuant to the Plan shall be exercised when written notice of that exercise has been given to the Company at its principal office by the person entitled to exercise the Option and full payment for the shares with respect to which the Option is exercised has been received by the Company.

      Section 4. RELOAD OPTIONS. Concurrently with the award of Options under the Plan, the Committee may authorize reload options ("Reload Options") to purchase, for cash or shares, the number of shares of Common Stock used to exercise the underlying Option.

                  A. RELOAD OPTION AMENDMENT. Each notice evidencing the grant of an Option shall state whether the Committee has authorized Reload Options with respect to the underlying Option. Upon the exercise of an underlying Option, the Reload Option will be evidenced by an amendment to the notice of grant of the underlying Option. Reload Options shall be subject to the terms and conditions in the underlying option agreement and shall be subject to the terms and conditions set forth in the Plan.

                  B. RELOAD OPTION PRICE. The option price per share of Common Stock deliverable upon exercise of a Reload Option shall be the fair market value of a share of Common Stock on the date of exercise of the underlying Option.

                  C. TERM AND EXERCISE. Each Reload Option is fully exercisable from the date of exercise of the underlying Option and shall remain exercisable for the remaining term of the underlying Option. Reload Options may be exercised in the same manner as the underlying Options in accordance with the Plan.

                  D. TERMINATION OF EMPLOYMENT. No additional Reload Options shall be granted to participants in the Plan when an Option or Reload Option is exercised pursuant to the terms of the Plan following termination of the participant's employment or the cessation of the participant's service to the Company as a director, consultant or independent contractor.

      Section 5. STOCK APPRECIATION RIGHTS. The Committee may, from time to time in its sole discretion, grant SARs in addition to or in conjunction with Options granted hereunder, either at the time of the grant of the Options or at any subsequent time during the term of the Options. Subject to the terms of the Plan, the Committee shall determine and designate the recipients of SARs, the dates SARs are granted, the number of shares subject to SARs, the duration of each SAR, and whether SARs are alternative to any previously or contemporaneously granted Option or Reload Option ("Related Options"). SARs shall be subject to the terms and conditions and evidenced by agreements in the form determined from time to time by the Committee.

                  A. VALUE OF SARS. SARs shall entitle their holders to receive a number of shares of the Company's Common Stock equal to (i) the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over a specified price fixed by the Committee, which price may not be less than 100% of the fair market value of a share of Common Stock on the date of the grant, multiplied by (ii) the number of shares as to which the holder is exercising the SAR.

                  B. DURATION. The term of an SAR granted as an alternative to an Option will be the same as the term of its Related Option; upon exercise of the SAR, the Related Option will terminate, and upon exercise of the Related Option, the SAR will terminate. The term of an SAR granted in addition to and separately from any Option shall be specified by the Committee at the time such SAR is granted.

                  C. EXERCISE OF SARS. SARs may be exercised according to their terms by providing written notice to the Company at any time prior to the expiration of the SAR. No SAR may be exercised for a fraction of a share of Common Stock. If the SAR is alternative to an Option, the Related Option shall be deemed terminated to the extent the SAR is exercised.

      Section 6. STOCK GRANTS. The Committee may, from time to time in its sole discretion, grant shares of the Company's Common Stock under the Plan. Such Stock Grants may be awarded with or without conditions, such as vesting schedules or performance requirements. Recipients of Stock Grants will not be required to pay for the acquisition of the Company's Common Stock but will be subject to tax consequences and resale restrictions.

      Section 7.  GRANTS TO OUTSIDE DIRECTORS.  Except as provided in
Section 2.D hereof, the Committee shall have no discretion to determine the amount, price or timing of grants of Awards to directors who are not employees of the Company. Grants of Awards hereunder to directors who are not employees of the Company shall be granted on December 10 of each year without further action by the Committee. Each such grant shall be for one share of Common Stock for each two dollars of director's compensation to include retainer plus four Board meetings paid to the director during the calendar year, but not to include any additional compensation for committee meetings attended not held in conjunction with Board meetings or for additional Board meetings attended beyond four; such amount to be reduced accordingly if less than four Board meetings attended. The exercise price for Options granted to outside directors shall be 100% of the fair market value of the Common Stock on the date of grant calculated in accordance with Section 2.L hereof with a valuation period of thirty
(30) days. Each Option granted in accordance with this Section shall include authorization for a Reload Option in accordance with Section 4 of the Plan.

      Section 8.  TERMS AND CONDITIONS MAY DIFFER.   The terms and
conditions of Awards granted under the Plan may differ as the Committee shall in its discretion determine so long as all Awards satisfy the requirements of the Plan.

      Section 9. DURATION OF OPTIONS AND SARS. Each Option and each SAR granted pursuant to the Plan shall expire on the date determined by the Committee which shall be not later than ten years after the date of grant and shall be subject to early termination as provided in the Plan.
Subject to the foregoing, Options granted to outside directors pursuant to
Section 7 hereof shall be fully vested on the date of grant and shall be exercisable for a period of ten years.

     Section 10. LIMITATIONS ON ACQUIRING VOTING STOCK. No Award may be granted to persons who are not officers or directors of the Company if such Award would cause that person to hold, beneficially or of record, in excess of 5% of the outstanding voting stock of the Company.

     Section 11. COMPLIANCE WITH SECURITIES LAWS. Shares of Common Stock shall not be issued with respect to any Award granted under the Plan unless the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Further, each recipient of an Award hereunder shall consent to the imposition of a legend on the certificate representing the shares of Common Stock issued hereunder restricting the transferability of such shares as required by law, the Award, or by the Plan.

     Section 12. EMPLOYMENT. Each recipient of an Award, if requested by the Committee, must agree in writing as a condition of the granting of his or her Award, to remain in the employ of the Company or to remain as a consultant to the Company, or any of its Subsidiaries, following the date of the granting of that Award for a period or periods specified by the Committee, which period(s) shall in no event exceed an aggregate of four years. Nothing in the Plan or in any Award granted hereunder shall confer upon any Award recipient any right to continued employment or retainer by the Company or any of its Subsidiaries, or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that employment or consulting arrangement.

     Section 13. RIGHTS UPON TERMINATION OF EMPLOYMENT, DIRECTOR, CONSULTANT OR INDEPENDENT CONTRACTOR STATUS. If an Award recipient ceases to be employed by the Company or ceases to serve as a director, consultant or independent contractor of the Company, or any Subsidiary, for any reason other than death or retirement, his or her Award shall terminate one year from the date of the Award recipient ceases to be employed by or serve as a director, consultant or independent contractor of the Company; provided that the Committee may, in its discretion, allow Options and SARs to remain exercisable (to the extent exercisable on the date of termination of employment or retainer) for up to one additional year for each year of service to the Company by the Award recipient (up to a maximum of five years after the date of termination), unless the Option, SAR, or the Plan otherwise provides for earlier termination; and provided further that, for purposes of determining when a director no longer serves the Company, the period during which post-retirement or similar benefits are paid to the director by the Company shall be deemed to be continued service.

     Section 14. RIGHTS UPON DEATH. Except as otherwise limited by the Committee at the time of the grant of an Option or SAR, if the recipient dies while he or she is an employee, director or consultant of the Company or any Subsidiary, his or her Options and SARs shall remain exercisable for one year after the date of death, unless the Options, SARs, or the Plan otherwise provide for earlier termination. During such exercise period after death, Options and SARs may be fully exercised, to the extent that they remain unexercised on the date of the recipient's death, by the person or persons to whom the recipient's rights to the Options or SARs shall pass by will or by laws of descent and distribution.

     Section 15.  WAIVER OF VESTING RESTRICTIONS IN THE EVENT OF
RETIREMENT. Notwithstanding any provision of the Plan, in the event an Award recipient retires as an employee or director of the Company, or any Subsidiary, the Committee shall have the discretion to waive any vesting restrictions on the retiree's Options, SARs, or Stock Grants.

     Section 16. AWARDS NOT TRANSFERABLE. Awards granted pursuant to the Plan may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. During the lifetime of the Award recipient, Options and SARs may only be exercised by that recipient or by his or her guardian or legal representative.

     Section 17. REPORTS TO SHAREHOLDERS. Upon written request, the Company shall furnish to each Award recipient a copy of its most recent Form 10-K Annual Report and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.

Adopted by the Board of Directors and approved by the shareholders of the Company on September 8, 1989. Amended and restated on June 1, 1992 and March 11, 1994. Further amended and restated on March 29, 1996, and approved by the shareholders of the Company on May 29, 1996. Amended on April 1, 1997 and approved by the shareholders of the Company on May 12, 1997.

                                      PRECISION STANDARD, INC.

                                      Matthew L. Gold, President